EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                 Three Months     Year-To-Date 9 Months
For the Periods Ended September 30, 1996 and 1995                 1996       1995       1996       1995
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Net Income:
Net income per consolidated income statements ..............    47,396     39,343    126,614    111,176
Deduct dividend requirement of preferred stock .............         9          9         25         27
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  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)               47,387     39,334    126,589    111,149
Add dividend requirement of preferred stock ................         9          9         25         27
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  NET INCOME FULLY DILUTED                                      47,396     39,343    126,614    111,176
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.61       0.51       1.64       1.46
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.61       0.51       1.63       1.46
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Average Common Shares Outstanding:
Common stock ...............................................    76,115     75,587     75,991     75,438
Common stock equivalents (options) .........................     1,846      1,464      1,841      1,239
Treasury shares ............................................      (587)      (585)      (580)      (548)
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              77,374     76,466     77,252     76,129
Preferred stock: average common equivalents ................       191        205        193        209
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  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        77,565     76,671     77,445     76,338
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 18.225 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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